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                        CONSENT OF HJ & ASSOCIATES, LLC
                       (Formerly Jones, Jensen & Company)


We hereby consent to the use of our audit report dated April 14, 2000 in this Form 10-KSB of 2-Infinity.com, Inc. (formerly Lakota Technologies, Inc.) and Subsidiaries for the year ended December 31, 2000, which is part of this Form 10-KSB and all references to our firm included in this Form 10-KSB.


HJ & Associates, LLC
(Formerly Jones, Jensen & Company)
Salt Lake City, Utah
April 13, 2001